EXHIBIT 99.1

PRESS RELEASE FOR IMMEDIATE RELEASE


For further information, please contact:
Daniel R. Kadolph, Senior Vice President and Chief Financial Officer
(708) 450-6759



              MIDWEST BANC HOLDINGS, INC. REPORTS 34.5% INCREASE IN
                          FOURTH QUARTER 2002 EARNINGS

(Melrose Park, IL - January 27, 2003). Midwest Banc Holdings, Inc. (NASDAQ:
MBHI), a community-based bank holding company, announced a 34.5% increase in net income for the fourth quarter of 2002 compared to the similar period of 2001.

Net income was $6,721,000 for the three months ended December 31, 2002 compared to $4,998,000 for the three months ended December 31, 2001. Core net income increased 43.2% to $6,642,000 for the three months ended December 31, 2002 compared to $4,640,000 for the comparable period in 2001. Core net income is defined as net income less the after-tax effect of net securities gains and net trading account profits.

Net income increased to $25,801,000, or 44.3%, for the twelve months ended December 31, 2002 compared to $17,882,000 for the twelve months ended December 31, 2001. Core net income increased 57.4% to $24,673,000 for the twelve months ended December 31, 2002 compared to $15,674,000 for the comparable period in 2001.

            FOURTH QUARTER DILUTED EARNINGS PER SHARE INCREASED 36.7%

Basic earnings per share for the three months ended December 31, 2002 increased 35.5% to $0.42 compared to $0.31 for the similar period of 2001. Diluted earnings per share for the three months ended December 31, 2002 increased 36.7% to $0.41 compared to $0.30 for the similar period of 2001. The return on average assets for the three months ended December 31, 2002 was 1.35% compared to 1.16% for the prior year period. The return on average equity for the three months ended December 31, 2002 was 22.28% compared to 19.86% for the similar period in 2001.

Basic earnings per share for the year ended December 31, 2002 increased 44.1% to $1.60 compared to $1.11 for the similar period of 2001. Diluted earnings per share for the twelve months ended December 31, 2002 increased 43.1% to $1.56 compared to $1.09 for the similar period of 2001. The return on average assets for the twelve months ended December 31, 2002 was 1.37% compared to 1.12% for the prior year period. The return on average equity for the year ended December 31, 2002 was 23.43% compared to 19.50% for the similar period in 2001. Diluted earnings per share estimates from analysts for 2003 range between $1.69 and $1.75. The Company expects to meet analysts' current diluted earnings per share estimates for the calendar year of 2003.

               FOURTH QUARTER NET INTEREST INCOME INCREASED 15.1%

Net interest income increased $1,953,000, or 15.1%, to $14,865,000 in the fourth quarter of 2002 compared to $12,912,000 for the similar period in 2001. Net interest income for the twelve months ended December 31, 2002 increased $12,971,000, or 27.3%, to $60,438,000 compared to $47,467,000 for the similar period in 2001. Net interest margin was 3.33% for the fourth quarter of 2002 and 2001. Net interest margin increased to 3.52% for the twelve months ended December 31, 2002 compared to 3.31% for the year ended December 31, 2001.

The Company manages its securities available-for-sale portfolio and trading account portfolio on a total return basis. In this respect, management regularly reviews the performance of its securities and sells specific securities to provide opportunities to enhance net interest income and net interest margin, and when possible, will recognize gains on the sale of securities. The Company has a long history of managing its securities in this manner. Gains on securities transactions were $131,000 and $509,000 during the three months ended December 31, 2002 and December 31, 2001, respectively. For the twelve months ended December 31, 2002, gains on securities transactions were $1,522,000 compared to $2,761,000 for the similar period in 2001. There were no trading account profits during the three months ended December 31, 2002 compared to $84,000 during the three months ended December 31, 2001. During the twelve months ended December 31, 2002 and December 31, 2001, trading account profits were $348,000 and $899,000, respectively.

                   FOURTH QUARTER OTHER INCOME INCREASED 50.6%

Other income, excluding gains on securities transactions and trading account profits, was $3,947,000, an increase of $1,326,000, or 50.6%, on a comparable fourth quarter 2002 to 2001 basis. The other income to average assets ratio was 0.79% for the three months ended December 31, 2002 compared to 0.61% for the same period in 2001. Service charges on deposits were $1,494,000 for both the three months ended December 31, 2002 and December 31, 2001. Option fee income, insurance and brokerage commissions, and mortgage banking fees increased $670,000, $252,000, and $55,000 respectively, for the three months ended December 31, 2002 to $832,000, $561,000, and $253,000, respectively compared to the similar period of 2001.

Other income, excluding gains on securities transactions and trading account profits, increased $2,996,000, or 32.8%, to $12,138,000 for the year ended December 31, 2002 compared to $9,142,000 for the twelve months ended December 31, 2001. The other income to average assets ratio was 0.64% for the twelve months ended December 31, 2002 compared to 0.57% for the same period in 2001. Service charges on deposits increased $678,000 or 13.5% to $5,691,000 during the twelve months ended December 31, 2002. Option fee income, insurance and brokerage commissions, and mortgage banking fees increased $1,314,000, $695,000, and $88,000, respectively, for the year ended December 31, 2002 to $1,822,000, $1,490,000, and $693,000, respectively, compared to the similar period of 2001.

               FOURTH QUARTER EFFICIENCY RATIO IMPROVED TO 45.30%

Other expenses increased $693,000, or 8.4%, to $8,942,000 for the three months ended December 31, 2002 compared to $8,249,000 for the three months ended December 31, 2001. The other expenses to average assets ratio was 1.79% for the three months ended December 31, 2002 compared to 1.91% for the same period in 2001. Salaries and employee benefits expense increased $246,000 to $5,189,000 during the three months ended December 31, 2002 compared to December 31, 2001.

The net overhead expense to average assets ratio was 1.00% for the fourth quarter of 2002 compared to 1.30% for the similar period in 2001. The efficiency ratio was 45.30% for the three months ended December 31, 2002 compared to 50.13% for the same period in 2001.

Other expenses increased $2,446,000 or 7.8% to $33,909,000 for the year ended December 31, 2002 compared to $31,463,000 for the twelve months ended December 31, 2001. The other expenses to average assets ratio was 1.79% for the twelve months ended December 31, 2002 compared to 1.97% for the same period in 2001. Salaries and employee benefits expense increased $1,889,000 to $20,659,000 during the twelve months ended December 31, 2002 compared to the twelve months ended December 31, 2001. Increased full-time staff positions, including investment brokerage staff, enhanced benefit programs, and increased health insurance costs have contributed to the increase in salaries and employee benefits.

The net overhead expense to average assets ratio was 1.15% for the twelve months ended December 31, 2002 compared to 1.40% for the similar period in 2001. The efficiency ratio was 44.72% for the twelve months ended December 31, 2002 compared to 52.21% for the same period in 2001.

                 SUSTAINED GROWTH IN ASSETS, LOANS, AND DEPOSITS

Total assets were $2.0 billion at December 31, 2002, an increase of $209.1 million, or 11.6%, compared to $1.8 billion at December 31, 2001. Total earning assets increased $203.5 million, or 11.9%, to $1.9 billion at December 31, 2002 compared to $1.7 billion at December 31, 2001. Loans increased by $139.3 million, or 13.9%, during the past twelve months to $1.1 billion from $1.0 billion as of December 31, 2001.

Deposits increased 14.8% or $179.1 million to $1.4 billion during 2002 compared to $1.2 billion in 2001. Certificates of deposits less than $100,000 decreased 1.8% or $11.4 million to $614.5 million during the fourth quarter of 2002 compared to the third quarter of 2002. Borrowings increased 4.6% or $20.2 million to $462.4 million in 2002 compared to $442.2 million in 2001.

                      ASSET QUALITY AND NONPERFORMING LOANS

The allowance for loan losses was $11.7 million, or 1.02%, of total loans at December 31, 2002 compared to $10.1 million or 1.01% of total loans at December 31, 2001. The provision for loan losses was $3,832,000 for the twelve months ended December 31, 2002 compared to $2,220,000 for the twelve months ended December 31, 2001. Net charge-offs for the year ended December 31, 2002 were $2.3 million compared to $678,000 for the twelve months ended December 31, 2001. The net charge-off percentage to average loans was 0.21% and 0.07% at December 31,

2002 and December 31, 2001, respectively. Management believes adequate reserves exist to absorb any potential increase in net charge-offs during the next twelve months.

Allowance for loan losses to nonperforming loans ratio was 1.50x and 4.28x at December 31, 2002 and December 31, 2001, respectively. Nonperforming loans were $7.8 million and $2.4 million at December 31, 2002 and December 31, 2001, respectively. The increase in nonperforming loans is confined to several commercial and commercial real estate loans. The Company estimates that $7.1 million of the nonperforming loans are fully collectible and no loss is expected at this time. Three nonperforming loans totaling $2.9 million are expected to be paid in full during the first quarter of 2003 as a result of scheduled sales of the underlying real estate. The allowance for loan losses is based on estimates, and ultimate losses may vary from current estimates. The methodology used to determined the adequacy of the allowance for loan losses covers: specific credit allocation, general portfolio allocation, and subjectively by determined allocation. The nonperforming loans to total loans ratio at the end of December 31, 2002 and 2001 was 0.68% and 0.24%, respectively. The nonperforming assets to total assets ratio was 0.41% and 0.15% at December 31, 2002 and December 31, 2001, respectively.

                      BIG FOOT FINANCIAL CORP. ACQUISITION

On January 3, 2003, the Company completed the acquisition of Big Foot Financial Corp., ("BFFC"), through a stock merger. Upon completion of the merger, Fairfield Savings Bank, F.S.B., BFFC's thrift subsidiary, merged into Midwest Bank and Trust Company, and current plans call for retention of all Fairfield Savings Bank branches. The stock transaction was previously announced on July 19, 2002 and all regulatory and shareholder approvals were received in the fourth quarter of 2002. The Company issued approximately 1,644,000 common shares to the former shareholders of BFFC. The integration process is expected to be completed during the first half of 2003. The Company expects this transaction to be accretive to diluted earnings per share in the first full year of operations.

                       COVEST BANCSHARES, INC. ACQUISITION

On November 1, 2002, CoVest Bancshares, Inc. ("CoVest"), and Midwest entered into an Agreement and Plan of Reorganization, pursuant to which CoVest will be merged with and into Midwest. As a result of the merger, each issued and outstanding share of CoVest common stock (excluding treasury shares) will be converted into 0.925 of a share of Midwest common stock and $10.25 cash. In addition, cash will be paid for any fractional share of Midwest common stock to which any holder of CoVest common stock would be entitled pursuant to the merger in lieu of such fractional share. Stock options issued by CoVest will be cashed out as part of the merger. CoVest will be able to terminate the merger in the event the common stock of Midwest underperforms a peer group of bank holding companies by more than 17.5%, subject to certain provisions. Necessary regulatory and shareholder approvals are pending and the Company is expecting to close on this transaction at the end of the first quarter of 2003. The integration process has begun and should be completed during the second half of 2003. The Company expects this transaction to be accretive on a diluted earnings per share basis in the first full year of operations.

                            BANKING CENTER EXPANSION

The Company currently has 15 banking centers in the greater Chicago metropolitan area, including three centers due to the acquisition of Big Foot Financial Corp. As previously announced, the Company's flagship bank, Midwest Bank and Trust Company plans to open two new banking centers in Addison, Illinois and Glenview, Illinois in the spring of 2003. After the establishment of these two new banking centers, the Company will have 17 banking centers in the greater Chicago metropolitan area. The establishment of these two de-novo banking centers is part of the Company's continuing growth strategy.

                            TRUST PREFERRED OFFERING

In October 2002, the Company formed MBHI Capital Trust II, a statutory trust formed under the laws of the State of Delaware and a wholly-owned subsidiary of the Company. In October 2002, the Trust issued $15 million in aggregate liquidation amount of trust preferred securities in a private placement offering. The interest rate payable on the debentures and the trust preferred securities resets quarterly, and is equal to LIBOR plus 3.45%. The interest rate cannot exceed 12.5% through the interest payment date in November 2007. The junior subordinated debentures will mature on November 7, 2032, at which time the preferred securities must be redeemed. The Company has provided a full, irrevocable, and unconditional subordinated guarantee of the obligations of the Trust under the preferred securities.

                               CAPITAL MANAGEMENT

During the fourth quarter of 2002, 10,000 shares were repurchased by the Company, with 73,000 shares available to be repurchased under the Company's previously announced stock repurchase program. The Company continues to monitor its capital planning and may consider either or both the issuance of additional trust preferred securities or subordinated debt.

Midwest Banc Holdings, Inc. provides a wide range of retail and commercial lending services, personal and corporate trust services, residential mortgage origination, and securities and insurance brokerage activities throughout the greater Chicago metropolitan area and Western Illinois. The Company's principal operating subsidiaries are: Midwest Bank and Trust Company, Midwest Bank of Western Illinois, Midwest Financial and Investment Services, Inc. and Midwest Bank Insurance Services, L.L.C.

                                       ###

This press release contains certain "Forward-Looking Statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and should be reviewed in conjunction with the Company's Annual Report on Form 10-K and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth certain risks and uncertainties related to the Company's business which should be considered in evaluating "Forward-Looking Statements" and undue reliance should not be placed on such statements. The Company assumes no obligation to update publicly any of these statements in light of future events.

                           MIDWEST BANC HOLDINGS, INC.
                        CONSOLIDATED FINANCIAL HIGHLIGHTS
                   INCOME STATEMENT SUMMARY AND PER SHARE DATA
                      (In thousands, except per share data)



                                             Three Months Ended
                                             ------------------
                                                December 31,               2001-2002 Comparison
                                                ------------               --------------------
                                            2002           2001         $ Change         % Change
                                            ----           ----         --------         --------
Interest income                           $28,191        $27,688           $   503            1.8%
Interest expense                           13,326         14,776            (1,450)          -9.8%
                                          -------        -------           -------          -----
Net interest income                        14,865         12,912             1,953           15.1%
Provision for loan losses                   1,240            670               570           85.1%
Other income                                3,947          2,621             1,326           50.6%
Net gains on securities transactions          131            593              (462)         -77.9%
Other expenses                              8,942          8,249               693            8.4%
                                          -------        -------           -------          -----
Income before income taxes                  8,761          7,207             1,554           21.6%
Provision for income taxes                  2,040          2,209              (169)          -7.7%
                                          -------        -------           -------          -----
Net income                                $ 6,721        $ 4,998           $ 1,723           34.5%
                                          =======        =======           =======          =====
Cash net income (1)                       $ 6,755        $ 5,073           $ 1,682           33.2%
                                          =======        =======           =======          =====
Basic earnings per share (2)              $  0.42        $  0.31           $  0.11           35.5%
                                          =======        =======           =======          =====
Diluted earnings per share (2)            $  0.41        $  0.30           $  0.11           36.7%
                                          =======        =======           =======          =====
Cash dividends declared (2)               $  0.10        $  0.10           $  0.00            0.0%
                                          =======        =======           =======          =====

                                             Twelve Months Ended
                                             -------------------
                                                December 31,               2001-2002 Comparison
                                                ------------               --------------------
                                            2002           2001         $ Change         % Change
                                            ----           ----         --------         --------
Interest income                         $ 113,757      $ 113,132         $     625            0.1%
Interest expense                           53,319         65,665           (12,346)         -18.8%
                                        ---------      ---------         ---------          -----
Net interest income                        60,438         47,467            12,971           27.3%
Provision for loan losses                   3,832          2,220             1,612           72.6%
Other income                               12,138          9,142             2,996           32.8%
Net gains on securities transactions        1,870          3,660            (1,790)         -48.9%
Other expenses                             33,909         31,463             2,446            7.8%
                                        ---------      ---------         ---------          -----
Income before income taxes                 36,705         26,586            10,119           38.1%
Provision for income taxes                 10,904          8,704             2,200           25.3%
                                        ---------      ---------         ---------          -----
Net income (3)                          $  25,801      $  17,882         $   7,919           44.3%
                                        =========      =========         =========          =====
Cash net income (1)                     $  25,900      $  18,205         $   7,695           42.3%
                                        =========      =========         =========          =====
Basic earnings per share (2)            $    1.60      $    1.11         $    0.49           44.1%
                                        =========      =========         =========          =====
Diluted earnings per share (2)          $    1.56      $    1.09         $    0.47           43.1%
                                        =========      =========         =========          =====
Cash dividends declared (2)             $    0.40      $    0.40         $    0.00            0.0%
                                        =========      =========         =========          =====

                                             Three Months Ended
                                             ------------------
                                        December 31,   September 30,   Quarter to Quarter Comparison
                                        -----------    ------------    -----------------------------
                                            2002           2002         $ Change         % Change
                                            ----           ----         --------         --------
Interest income                         $  28,191      $  28,579         $    (388)          -1.4%
Interest expense                           13,326         13,337               (11)          -0.1%
                                        ---------      ---------         ---------          -----
Net interest income                        14,865         15,242              (377)          -2.5%
Provision for loan losses                   1,240          1,115               125           11.2%
Other income                                3,947          2,950               997           33.8%
Net gains on securities transactions          131             97                34           35.1%
Other expenses                              8,942          8,305               637            7.7%
                                        ---------      ---------         ---------          -----
Income before income taxes                  8,761          8,869              (108)          -1.2%
Provision for income taxes                  2,040          2,490              (450)         -18.1%
                                        ---------      ---------         ---------          -----
Net income                              $   6,721      $   6,379         $     342            5.4%
                                        =========      =========         =========          =====
Cash net income(1)                      $   6,755      $   6,345         $     410            6.5%
                                        =========      =========         =========          =====
Basic earnings per share (2)            $    0.42      $    0.39         $    0.03            7.7%
                                        =========      =========         =========          =====
Diluted earnings per share (2)          $    0.41      $    0.38         $    0.03            7.9%
                                        =========      =========         =========          =====
Cash dividends declared (2)             $    0.10      $    0.10         $    0.00            0.0%
                                        =========      =========         =========          =====

(1) Cash net income is defined as net income plus the after-tax effect of amortization expense of intangible assets.
(2)  Restated for the 3-for-2 stock dividend effective July 1, 2002.
(3)  Restated for adoption of FASB 147.

                           MIDWEST BANC HOLDINGS, INC.
                        CONSOLIDATED FINANCIAL HIGHLIGHTS
                      (In thousands, except per share data)


                                                             Three Months Ended           Twelve Months Ended
                                                             ------------------           -------------------
                                                    December 31,         September 30,        December 31,
                                                    ------------         -------------        ------------
                                                2002         2001           2002          2002           2001
                                                ----         ----           ----          ----           ----
INCOME STATEMENT DATA:
    Net income                              $    6,721     $   4,998     $    6,379       $25,801       $17,882
    Core net income (1)                          6,642         4,640          6,320        24,673        15,674
    Cash net income (2)                          6,755         5,073          6,345        25,900        18,205
    Net overhead expense to
         average assets (3)                       1.00%         1.30%          1.12%         1.15%         1.40%
    Efficiency ratio (3)                         45.30         50.13          44.08         44.72         52.21
    Other income to average assets                0.79          0.61           0.62          0.64          0.57
    Other expense to average assets               1.79          1.91           1.74          1.79          1.97

PER SHARE DATA (4):
    Earnings per share (basic)              $     0.42     $    0.31    $      0.39   $      1.60          1.11
    Earnings per share (diluted)                  0.41          0.30           0.38          1.56          1.09
    Cash dividends declared                       0.10          0.10           0.10          0.40          0.40
    Book value at end of period                   7.70          5.99           7.37          7.70          5.99
    Tangible book value at end of period          7.52          5.87           7.08          7.52          5.87
    Stock price at end of period                 18.95         14.17          19.09         18.95         14.17
    Average stock price                          18.68         13.47          18.85         17.61         12.56

SELECTED FINANCIAL RATIOS:
    Return on average assets                      1.35%         1.16%          1.33%         1.37%         1.12%
    Return on average equity                     22.28         19.86          22.11         23.43         19.50
    Dividend payout                              24.03         32.18          25.33         25.03         36.02
    Loan to deposit                              82.17         82.82          83.70         82.17         82.82
    Average equity to average assets              6.05          5.82           6.03          5.83          5.75
    Capital to assets                             6.16          5.31           6.27          6.16          5.31
    Tangible capital to assets                    6.01          5.21           6.11          6.01          5.21
    Tier I capital to risk-weighted assets       11.15          9.93           9.95         11.15          9.93
    Tier II capital to risk-weighted assets      12.03         10.82          10.82         12.03         10.82
    Net interest margin (tax equivalent)          3.33          3.33           3.55          3.52          3.31
    Allowance for loan losses to total loans
      at the end of period                        1.02          1.01           0.98          1.02          1.01
    Net loans charged off to average total loans  0.06          0.03           0.11          0.21          0.07
    Nonperforming loans to total loans
      at the end of period (5)                    0.68          0.24           0.74          0.68          0.24
    Nonperforming assets to total assets (6)      0.41          0.15           0.45          0.41          0.15
    Allowance to nonperforming loans              1.50x         4.28x          1.33x         1.50x         4.28x

                                                   December 31,         September 30,
                                                   ------------         -------------
                                                2002         2001           2002
                                                ----         ----           ----
BALANCE SHEET DATA:
    Total assets                            $2,019,560     $1,810,422    $1,913,403
    Total earning assets                     1,914,554      1,711,030     1,801,699
    Average assets (quarter-to-date)         1,976,546      1,716,295     1,897,609
    Average assets (year-to-date)            1,889,511      1,593,939     1,859,114
         Total loans                         1,142,725      1,003,386     1,133,282
    Allowance for loan losses                   11,685         10,135        11,150
    Total deposits                           1,390,648      1,211,520     1,353,996
    Borrowings                                 462,382        442,150       407,027
    Stockholders' equity                       124,444         96,214       119,901
    Tangible stockholders' equity              121,422         94,272       116,935
    Average equity (quarter-to-date)           119,667         99,841       114,462
    Average equity (year-to-date)              110,101         91,725       106,876

Common Shares Outstanding (4)                   16,154         16,069        16,164
Average Shares Outstanding
         (quarter-to-date) (4)                  16,157         16,085        16,160
Average Shares Outstanding
         (year-to-date) (4)                     16,131         16,104        16,122

(1) Core net income is defined as net income less the after-tax effect of securities gains and trading account profits.
(2) Cash net income is defined as net income plus the after-tax effect of amortization expense for goodwill.
(3)      Excludes net gains on securities transactions.
(4)      Restated for the 3-for-2 stock dividend effective July 1, 2002.
(5)      Includes total nonaccrual and all other loans 90 days or more past due.
(6) Includes total nonaccrual, all other loans 90 days or more past due, and other real estate owned.